Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 365-4600 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Acquisition of 21 Properties from Joint Venture Partner

SALT LAKE CITY, November 5, 2012 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”) today announced that it entered into a letter of intent with a joint venture partner to acquire the partner’s interest in one of the Company’s existing joint ventures that  owns 21 self-storage properties in 11 states. These 21 assets are currently operated by the Company under the Extra Space Storage brand. The joint venture properties contain approximately 1.7 million square feet of net rentable space in approximately 13,600 units.  As of September 30, 2012, approximately 89.0% of the net rentable space at these properties was occupied.  Upon closing, the Company would own 100% of the joint venture properties.

In addition, the Company has entered into definitive purchase agreements to acquire seven additional properties located in Florida, Maryland, Massachusetts and New Jersey, with an aggregate of approximately 575,000 square feet of net rentable space in approximately 5,800 units.  As of September 30, 2012, approximately 86.6% of the net rentable space at these properties was occupied.  In total, with the acquisition of the joint venture partner’s interest, the Company now has 28 properties under contract or letter of intent, with an aggregate purchase price of approximately $190.2 million.

These acquisitions are subject to the completion of the Company’s due diligence, the satisfaction of other closing conditions and, in the case of the acquisition of the joint venture partner’s interest, the negotiation and execution of a definitive purchase agreement. The Company intends to close each of these acquisitions by December 31, 2012; however, there can be no assurances that these conditions will be satisfied or that the acquisitions will close on the terms described, or at all.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT that owns and/or operates 910 self-storage properties in 34 states, Washington, D.C. and Puerto Rico.  The Company’s properties comprise approximately 610,000 units and approximately 66.7 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements related to the terms, timing and completion of the acquisitions described above.  In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “would,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology.  All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements.  All forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Forward-looking statements apply only as of the date of this release.  We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

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